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NEWS RELEASE
FOR IMMEDIATE RELEASE                                           Company Contact:
                                                               Stanley J. Musial
                                                         Chief Financial Officer
                                                                  (302) 456-6789
                                                                    www.sdix.com



     Strategic Diagnostics Inc.'s Board of Directors Makes Management Change
                            and Appoints Interim CEO

NEWARK, Del.--(BUSINESS WIRE)--May 20, 2003--Strategic Diagnostics Inc. (Nasdaq:
SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, announced today the termination of Richard C. Birkmeyer as CEO and President, effective immediately.

Arthur A. Koch, Jr., who has served as SDI's Chief Operating Officer since October 1998, will serve as interim CEO and the Board is initiating an external search for a new President and CEO.

Grover C. Wrenn, Chairman of the Board of the Company, commented, "On behalf of the Board, I would like to acknowledge the significant contribution Rick has made in positioning Strategic Diagnostics as a leading company in the food safety, water quality and antibody industries through a strong product development program and acquisitions. In addition, Rick has built a strong and committed management team that is focused on growth and profitability. The Board believes that the Company's products and related market opportunities remain substantial and that penetrating these markets and reaching this potential could be enhanced with this change in management. The Company is seeking a candidate with extensive sales leadership and market development experience to achieve these objectives."

About Strategic Diagnostics Inc.
--------------------------------
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. FeedChek(TM), Trait Chek(TM), GMO QuickChek(TM), and GMO Chek(TM) are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.